UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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EHEALTH, INC.
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Supplemental Information Regarding Proposal 3, Advisory Vote on the Compensation of our Named Executive Officers

Commencing June 8, 2016, eHealth, Inc. made the following communication available to stockholders:

June 8, 2016

Re:     eHealth, Inc.’s (“eHealth”) 2016 Annual Meeting of Stockholders - June 16, 2016
Proposal 3, Advisory Vote to Approve the Compensation of our Named Executive Officers
Dear Stockholder:
By now you should have received eHealth’s Notice of the 2016 Annual Meeting of Stockholders and Proxy Statement. You can also view our Proxy Statement at www.ehealthinsurance.com in the About Us section under the heading “Investor Relations.”
We are writing to request that you vote in favor of Proposal 3 to approve, on an advisory basis, the compensation of our Named Executive Officers (“Say on Pay”). In 2015, stockholders representing over 97% of the shares voted cast in favor of our Say on Pay Proposal.
We are writing specifically in response to the recent negative vote recommendation from Institutional Shareholder Services Inc. (“ISS”) regarding our Say on Pay Proposal. We strongly disagree with ISS’s claim of a Chief Executive Officer (“CEO”) pay-for-performance misalignment. While ISS acknowledged the overall decline in eHealth’s financial and operational performance, ISS failed to recognize that these results were fully reflected in the CEO’s total compensation for 2015. Specifically:

•	The CEO’s year-over-year total compensation declined by 33%, from $3.32 million in 2014 to $2.22 million in 2015, making the CEO’s total compensation below ISS’s peer median level;

•	The year-over-year fair value of the CEO’s equity awards (as measured on the grant date) declined by 71% from $2.67 million in 2014 to $786,188 in 2015;

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ISS stated that the grant date fair value of the CEO’s equity awards was $988,000, which is higher than the actual grant date fair value of $786,188, calculated in accordance with FASB ASC Topic 718 and reported in our financial results. The ISS methodology overstated the value of the CEO equity award because it did not take into account the stock price performance thresholds that must to be achieved for the performance stock units to become eligible to vest;

•	The CEO’s base salary has remained at its current level since 2012;

•	There were no year-over-year target annual incentive opportunity increases for eHealth’s CEO;

•	The CEO’s target annual incentive opportunity of 80% of base salary is below the ISS peer median of 97%;

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The CEO’s annual equity grant in 2015 was significantly performance-based (i.e. 75% of the CEO’s equity grant is tied to achievement of rigorous performance goals) and is more rigorous than the current market practice of 50%; and

•	The CEO’s total three-year CEO realizable pay (as calculated by ISS) as of December 31, 2015 was approximately 50% lower than total three-year CEO granted pay (see page 6 of the ISS report).

Glass, Lewis & Co., a leading proxy advisory firm, has recommended that stockholders vote FOR our Say on Pay Proposal, specifically noting that eHealth “has structured an incentive program intended to align compensation and performance results going forward.”

The core of eHealth’s executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with eHealth’s strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders, as evidenced by our current compensation practices:

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Payouts under our annual cash incentive plan require the attainment of rigorous performance thresholds and stretch targets. Revenue and EBITDA goals were chosen as metrics to improve the financial return from our businesses and to strengthen our balance sheet. As noted by ISS, the target goal for the 2015 revenue metric was set below the actual level achieved during the prior year. The lower target for the revenue goal for 2015 was due to an anticipated decline in membership in eHealth’s primary product line, individual and family products, due to a decline in sales for those products during 2014. The lower target for the EBITDA goal for 2015 was due to the expected decline in revenue from the loss of members who had been acquired in previous years, coupled with a planned increase in marketing spend in 2015 to acquire new members to mitigate the anticipated decline in revenue and to build a base for future growth.

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Seventy-five percent (75%) of the equity awards granted to our CEO in 2015 are tied to achievement of ambitious stock price hurdles over the next four years. Specifically, the performance-based restricted stock units granted to our CEO were structured to vest only upon achieving stock price thresholds of $15, $20, $22.50, and $25, with the lowest threshold requiring an increase of 50% of the company’s stock price from the date the award was granted. In addition, once a price level is achieved, the corresponding restricted stock units would be subject to further service-based vesting requirements, such that in order to vest in the units, the CEO must remain employed with us for an additional one year following performance achievement. None of the performance hurdles were met in 2015.

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Further affirming our commitment to pay-for-performance, the majority of our new CEO’s equity compensation granted on June 3, 2016 is performance-based and is comprised of time-based stock options, performance-based stock options, time-based restricted stock units and performance-based restricted stock units. The performance-based stock options and performance-based restricted stock units have rigorous stock price hurdles. The shares subject to those awards become eligible to vest only upon achieving stock price thresholds that, averaged over a 30 consecutive trading day period, are no less than $20, $24, $28, and $36, which represent a significant premium to the grant date stock price. Once a price level is achieved, the performance-based option and restricted stock units are subject to further service‑based vesting requirements, such that in order to vest the CEO must remain employed for an additional one year following performance achievement.

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Consistent with our continued commitment to emphasizing the growth of our stock value over the long term for the benefit of our stockholders, our former CEO and new CEO’s time-based restricted stock units and time-based stock options are subject to a four-year ratable vesting schedule, which is more rigorous than the current practice in the broader market in the United States of three years.

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Our executives are subject to meaningful stock ownership requirements. Our CEO is expected to hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to 3x times his annual base salary or (ii) 150,000 shares. Furthermore, the CEO will be required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or SARs or the vesting of restricted stock units or other full-value awards if the required ownership threshold is not met in the applicable time period.

In conclusion, we ask for you to vote FOR our Say on Pay Proposal at our 2016 Annual Meeting of Stockholders. ISS’s negative recommendation was based on a flawed analysis of our pay programs that did not appropriately take into account the significant year-over-year decline in our CEO’s pay, the strongly performance-based nature of our annual and long-term incentive compensation programs, the CEO’s lower target incentive opportunity relative to the ISS peer median, the aggressive targets set in our long-term incentive plan that are directly tied to increasing stockholder value, and the much lower three-year realizable CEO pay versus granted pay. We hope that you will find this summary and the more complete discussion of our executive compensation program found in the Compensation Discussion & Analysis section of our Proxy Statement compelling evidence of our strong CEO pay-for-performance practices. We appreciate your continued support.

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